Exhibit 99.1

TransAtlantic Petroleum Ltd.

Announces Non-Binding Letter of Intent to Sell Oilfield Services Business for $164 Million

Hamilton, Bermuda (February 27, 2012) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) is pleased to announce that it has entered into a non-binding letter of intent to sell its oilfield services business, which is substantially comprised of its wholly owned subsidiaries Viking International Limited (“Viking International”) and Viking Geophysical Services, Ltd. (“Viking Geophysical” and, together with Viking International, “Viking”), to a consortium consisting of Dalea Partners, LP (“Dalea”, an affiliate of N. Malone Mitchell, 3rd, the Company’s Chairman and Chief Executive Officer) and funds advised by Abraaj Investment Management Limited (“Abraaj”, an affiliate of Abraaj Capital, one of the largest private equity groups in the Middle East, North Africa and South Asia) for an aggregate purchase price of $164 million, subject to adjustment in certain limited circumstances. Consideration for the sale would consist of $152.5 million in cash and an $11.5 million interest-bearing promissory note from Dalea. The promissory note would be payable five years from the date of issuance or earlier upon the occurrence of certain specified events.

The Company expects to use the net proceeds from the sale to pay down outstanding indebtedness under its senior secured credit agreement with Standard Bank Plc and BNP Paribas (Suisse) SA, its short-term credit agreement with Dalea and a promissory note from Viking International to Viking Drilling, LLC, an affiliate of Dalea. As of January 31, 2012, TransAtlantic and its subsidiaries had outstanding borrowings of approximately $78 million, $73 million and $2.5 million under the senior secured credit agreement, the Dalea credit agreement and the Viking International note, respectively.

Under the terms of the letter of intent, the Company has entered into an exclusivity period during which it intends to negotiate definitive agreements with Dalea and Abraaj. During this exclusivity period, the Company is prohibited from soliciting any acquisition proposals from a third party or furnishing any non-public information with respect to Viking. However, until the Company enters into definitive agreements with Dalea and Abraaj, the Company, under the direction of its special committee of independent directors (the “Special Committee”), is permitted, under certain circumstances, to respond to a bona fide unsolicited written acquisition proposal which meets certain criteria, and in connection therewith to furnish non-public information with respect to Viking and, subject to the right of Dalea and Abraaj to match such proposal, to accept a superior offer for Viking. The Company expects to enter into definitive agreements with Dalea and Abraaj on or about March 15, 2012 and close the transaction in April 2012. The sale of Viking is subject to the negotiation of final definitive agreements, the approval of the Special Committee, the approval of regulatory authorities, including the Toronto Stock Exchange, and other customary closing conditions. In addition, the sale of Viking is subject to the receipt by the Special Committee of a written opinion of Parks Paton Hoepfl & Brown, LLC (“PPHB”), the Special Committee’s independent financial advisor, concerning the fairness of the transaction from a financial point of view to TransAtlantic and its shareholders (excluding Mr. Mitchell and his affiliates).

Wil F. Saqueton, TransAtlantic’s Chief Financial Officer stated, “The divestiture of the Viking entities immediately strengthens TransAtlantic’s balance sheet, leaving us essentially debt free with a simplified administration and accounting process. TransAtlantic should now be able to focus on its core business of developing its exploration and production opportunities and grow at a more rapid pace.”

Credit Suisse Securities (Europe) Limited is serving as financial advisor for Dalea, and Evercore Partners is serving as financial advisor to Abraaj.

Special Committee Process

In May 2011, TransAtlantic’s board of directors formed the Special Committee, comprised of four independent directors, to explore strategic alternatives relating to the Company’s oilfield services business. On September 30, 2011, the Company and the Special Committee engaged PPHB, designating PPHB as the exclusive independent financial advisor to the Company and the Special Committee in connection with the sale, transfer or other disposition of the Viking entities.

Bob G. Alexander, Chairman of the Special Committee, stated, “The Special Committee chose to accept the joint bid from Dalea and Abraaj after several months of evaluating alternatives, followed by a rigorous process to ensure TransAtlantic received the best possible value for these assets.”

Master Services Agreement

In connection with the proposed transaction, the Company, Viking International and Viking Geophysical expect to enter into five-year master services agreements that will ensure the Company has continued access to Viking’s equipment and services at market prices.

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, development, exploration and production oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Bulgaria and Romania.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements regarding entry into a definitive agreement to sell Viking International and Viking Geophysical, entry into master services agreements, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contact:

Chad Potter, VP, Financial and Investor Relations

Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	16803 Dallas Parkway Suite 200 Addison, Texas 75001